PROSPECTUS SUPPLEMENT NO. 13                   Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2004)    Registration Statement No. 333-108544



                            SEALED AIR CORPORATION

                       6,160,708 SHARES OF COMMON STOCK

         This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004, as supplemented, and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol "SEE."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  PROSPECTUS SUPPLEMENT DATED JANUARY 6, 2005

         The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Stockholders," beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.


                                                  COMMON STOCK                            COMMON STOCK TO BE
                                                  BENEFICIALLY           COMMON STOCK      BENEFICIALLY OWNED   PERCENTAGE OF
                                                  OWNED AS OF          OFFERED IN THIS       AFTER THIS          ALL COMMON
                    NAME                        JANUARY 5, 2005 (1)     PROSPECTUS (1)       OFFERING (1)         STOCK (2)
                    ----                        -------------------     --------------       ------------         ---------


Chrysler Corporation Master Retirement
    Trust (3)                                       44,928                   44,928               --                  --
Delta Air Lines Master Trust - CV (3)               10,357                   10,357               --                  --
Delta Pilots Disability & Survivorship
    Trust - CV (3)                                   4,785                    4,785               --                  --
F.M. Kirby Foundation, Inc. (3)                      7,571                    7,571               --                  --
International Truck & Engine Corporation
    Non-Contributory Retirement Plan Trust (3)       5,285                    5,285               --                  --
International Truck & Engine Corporation
    Retiree Health Benefit Trust (3)                 2,642                    2,642               --                  --
International Truck & Engine Corporation
    Retirement Plan for Salaried Employees
    Trust (3)                                        5,785                    5,785               --                  --
Microsoft Corporation (3)                            9,714                    9,714               --                  --
Motion Picture Industry Health Plan -
    Active (3)                                         785                      785               --                  --
Motion Picture Industry Health Plan -
    Retiree (3)                                        357                      357               --                  --
OCM Convertible Trust (3)                            8,357                    8,357               --                  --
Oppenheimer Convertible Securities Fund (4)         78,571                   78,571               --                  --
Partner Reinsurance Company Ltd. (3)                 3,428                    3,428               --                  --
Qwest Occupational Health Trust (3)                  1,571                    1,571               --                  --
State Employees' Retirement Fund of the
    State of Delaware (3)                            8,928                    8,928               --                  --
UBS O'Connor LLC f/b/o O'Connor Global
    Convertible Arbitrage Master Ltd.              782,142                  782,142               --                  --
UnumProvident Corporation (3)                        4,071                    4,071               --                  --
Vanguard Convertible Securities Fund,
    Inc. (3)                                       269,285                  269,285               --                  --
                                   TOTAL (5)     6,160,708                6,160,708               --                  --

-----------------

1. For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of January 5, 2005, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2. For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of January 5, 2005 and assuming all the Notes beneficially owned by such selling stockholder as of January 5, 2005, have been converted.

3. We have been advised that Mr. Lawrence Keele may be deemed the beneficial owner of these shares by virtue of his voting control of Oaktree Capital Management, LLC, which has voting control and investment discretion with respect to these shares.

4. We have been advised that Mr. Ted Everett may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion.

5. Assumes conversion of 100% of the outstanding Notes (without giving effect to any capital adjustments). We note that the aggregate number of shares of common stock requested to be registered by the selling stockholders is greater than the total number of shares initially issuable upon conversion of 100% of the outstanding Notes. This may be due in part to sales or other transfers of Notes among the selling stockholders in which the person acquiring the Notes submits a request to register shares of common stock which were previously registered by the person who sold the Notes.